Exhibit 10.15
Western Gas Holdings, LLC
Equity Incentive Plan
Award Agreement
Grant of Incentive Units with DERs

Participant:

Grant Date:	, 200___
1.	Award Grant.
(a)	Incentive Units. Western Gas Holdings, LLC (the “Company”) hereby grants to you ___Incentive Units in the Company under the Western Gas Holdings, LLC Equity Incentive Plan (the “Plan”) on the terms and conditions set forth herein and in the Plan, which is incorporated herein by reference as a part of this Award Agreement. In the event of any conflict between the terms of this Award Agreement and the Plan, the Plan shall control. Capitalized terms used in this Award Agreement but not defined herein shall have the meanings ascribed to such terms in the Plan, unless the context requires otherwise.

(b)	DERs. As described in the Plan, each Incentive Unit shall at all times include a tandem Distribution Equivalent Right (“DER”) that entitles you to receive a credit in an amount equal to the value of any dividends or other distributions made by the Company to its member(s) during the period your Incentive Unit remains outstanding. Such DER amounts shall be credited to a DER bookkeeping account maintained by the Company on your behalf. The amount credited to your DER account shall become forfeited or shall have its restrictions lapse, as the case may be, when the tandem Incentive Unit becomes forfeited or shall have its restrictions lapse. References to Incentive Units in this Award Agreement shall be understood to include any DERs related to such Incentive Units.

(c)	Valuation of Awards. The Value of an Incentive Unit at the time of grant under this Award Agreement is $50.00. The Committee shall from time to time calculate and define the then-current Determined Value relating to the Incentive Units awarded under this Award Agreement.

(d)	Expiration Date. The Expiration Date of the Incentive Units granted to you is the 10th annual anniversary of the Grant Date.
2.	Restrictions, Lapse of Restrictions and Forfeiture.
(a)	Restrictions. The Incentive Units are granted to you subject to time restrictions that shall lapse ratably over a three-year period commencing on the first anniversary of the Grant Date, such that all such restrictions shall have lapsed as of the third anniversary of the Grant Date. In addition, the lapsing of these restrictions shall accelerate and immediately be lifted upon (i) the involuntary termination of your employment with the Company and its Affiliates without cause, (ii) a Change of Control, or (iii) the closing of an initial public offering of the Company. The lapsing of restrictions entitles you, upon the subsequent or coincident occurrence of a Liquidation Event as defined herein, to payment for the portion of your Incentive Units for which restrictions have lapsed.

(b)	Forfeiture upon Termination of Employment. If your employment with the Company and its Affiliates terminates for any reason prior to the Payment Triggering Date, other than due to an involuntary termination without cause, your death or your disability, as defined in the Plan, all Incentive Units for which the restrictions in paragraph 2(a) of this Award Agreement have not lapsed shall be forfeited automatically upon such termination, without payment, unless otherwise determined by the Committee pursuant to the Plan.
3.	Liquidation Events. Award payments for Incentive Units shall be paid pursuant to the Plan and in accordance with and subject to the provisions of paragraph 2 of this Award Agreement upon the occurrence, prior to the Expiration Date (as defined above), of one of the following events: (a) a Change of Control, (b) your termination of employment with the Company and its Affiliates due to involuntary termination (with or without cause), your death, or your disability, as defined in the Plan, (c) the closing of an initial public offering of the Company, (d) the date three days in advance of the Expiration Date, or (e) such other time as the Committee, in its sole discretion, may determine, including upon your voluntary termination. The date of the Liquidation Event will be the “Payment Triggering Date”.

4.	Payment of Awards. As soon as administratively practicable after the Payment Triggering Date, and in any event not later than March 15 of the calendar year following the calendar year in which the Payment Triggering Date occurs (provided that such payment is in accordance with Section 409A), you shall receive, in exchange for your Incentive Units and related DERs, from the Company a lump-sum cash payment equal to the sum of (a) the product of (i) the Value of an Incentive Unit (as defined in the Plan) and (ii) the number of Incentive Units that shall have had their restrictions lapse, plus (b) the amount, if any, then credited to your DER account with respect to such associated Incentive Units.

5.	Restatements. If the Company is required to file a material accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, and if a Participant knowingly engaged in the misconduct, was grossly negligent with respect to such misconduct, or knowingly or grossly negligently failed to prevent the misconduct (whether or not the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002), the Committee may determine that a Participant shall reimburse the Company the amount of any payment in settlement of an Incentive Unit award earned or accrued during the twelve-month period following the first public issuance or filing with the United States Securities and Exchange Commission

(whichever first occurred) of the financial document embodying such financial reporting requirement.

6.	Limitations upon Transfer. All rights under this Award Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution and shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Award Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

7.	Withholding of Taxes. To the extent that the payment of an Incentive Unit or an associated DER results in the receipt of compensation by you with respect to which the Company or an Affiliate has a tax withholding obligation pursuant to applicable law, the Company or such Affiliate shall withhold such amount of tax from the payment, and take such other action as may be necessary in the opinion of the Company to satisfy its withholding obligations for the payment of applicable taxes.

8.	Section 409A. As described in the Plan, the terms of this Award Agreement shall be executed in compliance with the applicable provisions of Section 409A. To the extent any of the terms of this Award Agreement conflict therewith, the Company has the unilateral right to amend the terms of this Award Agreement as it deems necessary to comply with the provisions of Section 409A.

9.	Binding Effect. This Award Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company, its member(s), and its Affiliates and upon the Participant or any beneficiaries of the Participant.

10.	Entire Agreement. This Award Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Incentive Units granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

11.	Modifications. Except as provided below, any modification of this Award Agreement shall be effective only if it is in writing and signed by both you and an authorized officer of the Company.

12.	Governing Law. This Award Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of laws principles thereof.

PARTICIPANT

Name:

WESTERN GAS HOLDINGS, LLC
By:
Name:
Title: